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                                                             EXHIBIT 99.2


 ENSERCH Exploration, Inc.                                    News Release
 300 South St. Paul
 Dallas, Texas 75201-5598
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 ENSERCH EXPLORATION SHARES TO BE DISTRIBUTED
 TO ENSERCH CORPORATION SHAREHOLDERS

     DALLAS, TEXAS (April 15, 1996)--Earlier today, ENSERCH Corporation (NYSE-ENS) announced that a definitive agreement has been executed with Texas Utilities (NYSE--TXU) to combine the two companies and requires ENS to distribute to its shareholders all its shares of Enserch Exploration (NYSE--EEX) prior to the combination. The agreement is subject to various
 approvals and notifications.   Following the distribution, which is subject
 to a favorable ruling regarding the tax-free nature of the spin-off of EEX shares, all 125.9 million shares of EEX presently outstanding will be held by public investors.

     "The broadened distribution of EEX shares is expected to enhance our stock's liquidity and encourage a larger following in the financial community," said Gary Junco, president and chief operating officer of Enserch Exploration. "Due to our strong financial position, EEX, as a fully independent exploration and production company, will be able to exploit its many growth opportunities," he added.

     Enserch Exploration is a natural gas and oil exploration and production company with activities focused in Texas and the Gulf of Mexico.